Exhibit 99.1

Contact:

Bob Newell
Vice President, Finance and Chief Financial Officer
(650) 331-7133
investors@cardica.com

CARDICA RESUMES MICROCUTTER™ CLINICAL STUDY IN EUROPE

REDWOOD CITY, Calif. – July 24, 2012 – Cardica, Inc. (Nasdaq: CRDC) today announced that the first patients have been successfully treated without complications in the European clinical study of its MicroCutter cutting/stapling device. The trial is designed to evaluate the use of the MicroCutter device in a variety of gastrointestinal surgical procedures including transections, resections and anastomoses.

To date, approximately 30 surgeons in six European facilities have successfully used the MicroCutter XCHANGE™ 30 device, a cartridge-based cutter/stapler with a five millimeter shaft diameter, for more than 230 deployments in more than 80 procedures. These patients were treated prior to the resumption of the trial.

“We are pleased that our trial is underway with the XCHANGE 30, a device that we have tested in clinical practice to ensure it performs reliably in the specified procedures.” said Bernard A. Hausen, M.D.,  Ph.D., president and chief executive officer of Cardica. “With the study ongoing, we expect to introduce the MicroCutter XCHANGE 30 commercially in Europe to selected hospitals, booking our initial sales during the current calendar quarter.”

In January 2012, Cardica suspended its trial to address a small subset of procedures where the MicroCutter XPRESS™ 30 device did not perform satisfactorily in thick tissue. At that time, Cardica prioritized the development of the MicroCutter XCHANGE™ 30 device and has resumed the trial using this device.

The prospective, single-arm, multi-center, non-inferiority clinical study is designed to assess the safety of the MicroCutter XCHANGE 30 device and planned XPRESS 30 device (subject to completing product development). The results of these procedures will be compared to historical adverse event reports for similar procedures performed with currently available stapling devices. Typical adverse events associated with current surgical staplers include staple line leakage, staple line bleeding, staple line strictures and surgical infections. Cardica plans to enroll up to 200 patients at up to eight sites in Europe, with patients evaluated at the time of discharge and 30 days postoperatively. At this time, Cardica has qualified and trained four sites for the clinical trial, all of which will begin enrolling patients in the next few weeks.

AboutCardica
Cardica designs and manufactures proprietary stapling and anastomotic devices for cardiac and laparoscopic surgical procedures. Cardica's technology portfolio is intended to minimize operating time and enable minimally-invasive and robot-assisted surgeries. Cardica manufactures and markets its automated anastomosis systems, the C-Port® Distal Anastomosis Systems and PAS-Port® Proximal Anastomosis System for coronary artery bypass graft (CABG) surgery, and has shipped over 40,000 units throughout the world. In addition, Cardica is developing the Cardica MicroCutter XCHANGE™ 30, a cartridge-based microcutter device with a 5 millimeter shaft diameter, and the Cardica MicroCutter XPRESS™ 30, a true multi-fire laparoscopic stapling device designed to be used in a variety of procedures, including bariatric, colorectal, thoracic and general surgery. The Cardica MicroCutter XCHANGE 30 and XPRESS 30 products require 510(k) review and are not yet commercially available in the U.S.

Forward-Looking Statements
The statements in this press release regarding the expected commercial introduction of the XCHANGE 30 and timing of booking initial sales, as well as the intent to compare the results of the procedures to historical adverse event reports for similar procedures, are "forward-looking statements." There are a number of important factors that could cause Cardica’s results to differ materially from those indicated by these forward-looking statements, including: Cardica may not be successful in its efforts to commercialize the XCHANGE 30 in Calendar 3Q12, or at all, due to unexpected results in the European clinical trial, or for other unexpected reasons; that Cardica may not complete development of the XPRESS 30 due to unexpected regulatory, technical, manufacturing or financial difficulties; and that general business and economic conditions may impair Cardica’s ability to market and develop products, as well as other risks detailed from time to time in Cardica’s reports filed with the U.S. Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, filed with the SEC on May 4, 2012. Cardica expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein. You are encouraged to read Cardica’s reports filed with the U.S. Securities and Exchange Commission, available at www.sec.gov.

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